Exhibit 5.1

[Letterhead of O’Melveny & Myers LLP]

April 15, 2011

Overland Storage, Inc.

4830 Overland Avenue

San Diego, California 92123

Re:	Registration of Securities of Overland Storage, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission (“SEC”) on or about April 15, 2011 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of (i) 8,653,045 shares of your common stock, no par value per share (the “Common Shares”), and (ii) 3,911,167 shares of your common stock, no par value per share (the “Warrant Shares” and, together with the Common Shares, the “Shares”), issuable upon exercise of outstanding warrants (the “Warrants”). We understand that the Shares are to be sold by the selling shareholders to the public from time to time as described in the Registration Statement.

We have examined originals or copies of those corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

(i) The Common Shares have been duly authorized by all necessary corporate action on your part and are validly issued, fully paid and non-assessable.

(ii) The Warrant Shares have been duly authorized by all necessary corporate action on your part and, upon payment for, and delivery of, the Warrant Shares in accordance with the Warrants if issued upon exercise on the date hereof in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof and any amendments thereto.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

O’MELVENY & MYERS LLP